Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Investor Contact: Laura C. Baldwin, 214-473-3969 laura.baldwin@triadhospitals.com	Media Contact: Patricia G. Ball, 214-473-3752 pat.ball@triadhospitals.com

Triad CFO Resigns

PLANO, Texas, Nov 17, 2005 (BUSINESS WIRE) — Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE:TRI) announced today that Burke W. Whitman has resigned as the Company’s executive vice president and chief financial officer to join the executive team of Health Management Associates, Inc. (HMA), based in Naples, Fla. Mr. Whitman’s resignation will be effective November 18, 2005.

Mr. Whitman joined Triad in February 1999. He recently returned from active duty in Iraq and continues to serve in the reserves as a lieutenant colonel in the U.S. Marine Corps.

In his announcement, Triad Chairman and CEO James D. Shelton stated that Mr. Whitman “was instrumental in starting the Company and has been a valuable member of the executive team. This is a great opportunity for Burke to branch into the day-to-day operations of a healthcare company. We wish him all the best.”

Mr. Shelton also indicated W. Stephen Love, Triad’s senior vice president and controller, will serve as interim chief financial officer, as he did during Mr. Whitman’s recent tour of military duty.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company,” “Triad,” and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.